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Exhibit 11.01

                                  ONSALE, INC.

                       CALCULATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)


                                                                Three Months
                                                                    Ended
                                                                  March 31,
                                                              ----------------
                                                                1997     1996
                                                              -------  -------
Net income                                                    $    52  $    15
                                                              =======   =======

Weighted average common and common equivalent shares:

Common stock                                                   12,179   12,179

Common stock equivalents from convertible preferred stock
  and warrants using the "if converted" method                  1,704    1,704

Common stock equivalents from stock options using the
  "treasury stock" method                                       1,443     1,443
                                                              -------   -------

Shares used in calculation of net income per share             15,326    15,326
                                                              =======   =======

Net income per share                                          $  0.00   $  0.00
                                                              =======   =======